DISCRETIONARY SUB-ADVISORY CONTRACT

Partners Group (USA) Inc.

and

Russell Investments Credit Adviser, LLC

Effective Date:	The date the Fund is first offered for sale
Termination Date:	May 31, 202[ ]

DISCRETIONARY SUB-ADVISORY CONTRACT

Dated ________________________________.

Between:

Russell Investments Credit Adviser, LLC (“RICA”), as fiduciary for the Russell Investments Strategic Credit Fund (the “Fund”); and

Partners Group (USA) Inc. (“Sub-Adviser”).

WHEREAS, RICA acts as the adviser of the Fund pursuant to the terms of an Advisory Agreement with the Fund. RICA is an “investment adviser” to the Fund as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended (the “Act”). The Fund, a Delaware statutory trust, is a closed-end management investment company registered as an investment company under the Act and is subject to the rules and regulations promulgated thereunder (the “Rules”).

WHEREAS, RICA is responsible for managing the investment and reinvestment of the Fund’s assets. However, specific portfolio purchases and sales for the Fund’s investment portfolio, or a portion thereof, are to be made by portfolio management organizations selected and appointed by RICA, subject to the pre-approval of the Board of Trustees of the Fund (the “Board”).

WHEREAS, RICA and Sub-Adviser desire to enter into this Discretionary Sub-Advisory Contract (this “Contract”), pursuant to which Sub-Adviser will serve as a discretionary sub-adviser to the Fund.

Now, therefore, in consideration of the foregoing and of the mutual covenants contained herein, the parties agree as follows:

1. Appointment as a Sub-Adviser.

(a)

RICA, being duly authorized, hereby appoints and employs Sub-Adviser as a discretionary sub-adviser to the Fund, on the terms and conditions set forth herein, for those assets of the Fund which RICA, as a fiduciary for the Fund, determines to assign to Sub-Adviser (those assets being referred to individually and collectively as the “Fund Account”). The Sub-Adviser acknowledges and agrees that RICA may determine at any given time that no Fund assets will be assigned to Sub-Adviser.

(b)

The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized in this Contract or another writing by RICA or the Fund to the Sub-Adviser, have no authority to act for or be deemed an agent of RICA, the Fund or the Fund Account in any way.

2. Acceptance of Appointment. Sub-Adviser accepts the appointment as a discretionary sub-adviser and agrees to manage the Fund Account in accordance with the terms and conditions of this Contract. In performing its obligations under this Contract, the Sub-Adviser may not delegate performance of its investment advisory services to any other person or entity, including any one or more of its affiliates; provided that Sub-Adviser may utilize the resources of one or more affiliates, acting in the affiliate’s capacity as a “Participating Affiliate” of the Sub-Adviser, as that term is used in relief granted by the Staff of the United States Securities and Exchange Commission (the “Unibanco Relief”) (collectively, the “Participating Affiliates”); and provided further that, (i) such arrangement shall be (a) in accordance with the Unibanco Relief, as may be amended from time to time, and (b) as provided for in the Sub-Adviser’s Form ADV Part 2, (ii) Sub-Adviser shall remain liable to RICA, and the Fund for the performance of Sub-Adviser’s obligations under the Contract, and for the acts and omissions of personnel of the Participating Affiliates, and (iii) RICA shall not be responsible for any fees which the Participating Affiliates may charge to the Sub-Adviser in connection with such arrangement.

3. Expenses.

(a)

The Sub-Adviser shall be responsible for its own expenses incurred by it in connection with its activities under the Contract. The Sub-Adviser shall be responsible for all costs associated with (1) attending or otherwise participating in regular or special meetings of the Board, Fund shareholders, and with RICA, as requested, and (2) all costs associated with any information or proxy statements and/or other disclosure materials that require shareholder approval and are for the sole benefit of the Sub-Adviser (including any legal fees and any Fund shareholder meeting and/or solicitation costs, if applicable) and all expenses associated with any change of control of the Sub-Adviser (as set forth in Section 15).

(b)

The Sub-Adviser shall, at its sole expense, provide the office space, furnishings, equipment and personnel required, and employ or associate itself with such persons or firms as it believes to be qualified, to execute its duties under this Contract.

Except as set forth in Section 3(a) and Section 13 of this Contract to the contrary, the Sub-Adviser shall not be responsible for any expenses payable directly to third parties pursuant to separate contractual arrangements between (i) the Fund, its subsidiaries, RICA, or their respective affiliates and (ii) such third parties, in connection with the Sub-Adviser’s performance of its duties as described in this Contract.

The Fund, and not the Sub-Adviser, shall be responsible for (1) the costs and expenses of the Fund, including but not limited to, any fees and expenses in connection with the organization of the Fund or any subsidiaries thereof and the offering and issuance of the Fund shares and (2) its pro-rata portion of the fees and expenses reasonably incurred by the Fund or the Sub-Adviser in connection with the operation of the Fund such as:

i.	any transactional expenses as determined in accordance with US GAAP;

ii.

direct and indirect expenses related to the assessment of prospective investments (whether or not such investments are consummated), investment structuring, corporate action, travel associated with due diligence and monitoring activities and enforcing the Fund’s rights in respect of such investments;

iii.	quotation or valuation expenses;

iv.	brokerage commissions;

v.	interest and fees on any borrowings by the Fund;

vi.	professional fees (including, without limitation, expenses of consultants, experts and specialists);

vii.	research expenses;

viii.	fees and expenses of outside tax or legal counsel (including fees and expenses associated with the review of documentation for prospective investments by the Fund), including foreign counsel;

ix.	accounting, auditing and tax preparation expenses;

x.	taxes and governmental fees (including tax preparation fees);

xi.	all costs and charges for equipment or services used in communicating information regarding the Fund’s transactions with any custodian or other agent engaged by the Fund;

xii.	expenses of corporate data processing and related services;

xiii.	insurance premiums; and

xiv.

expenses incurred by the Fund outside the normal course of business, including without limitation, costs incurred in connection with any claim, litigation, arbitration, mediation, government investigation or dispute and the amount of any judgement or settlement paid in connection therewith, or the enforcement of the Fund’s rights against any person or entity.

(c)

The Fund or RICA (or its affiliates) shall be responsible for all costs and expenses that have not been expressly assumed by the Sub-Adviser under this Contract, including brokerage fees and commissions in connection with the purchase and sale of portfolio securities, instruments or currency for the Fund. For the avoidance of doubt, if the Sub-Adviser ceases to be the sub-adviser to the Fund, all costs associated with the transfer of securities and other assets, and all other expenses incurred by the Sub-Adviser to unwind the Sub-Adviser from its sub-advisory role with respect to the Fund, shall be borne by the Fund.

(d)

Except as set forth in this Section 3 and Section 13 of this Contract to the contrary or as may otherwise be agreed by RICA, the Sub-Adviser and the Fund, neither RICA, the Sub-Adviser nor the Fund shall be responsible for any other party’s expenses.

4. Portfolio Management Services of Sub-Adviser.

(a)

Sub-Adviser is hereby employed and authorized to select portfolio securities and instruments for investment by the Fund Account, to determine to purchase and sell securities and instruments of the Fund Account, and upon making any purchase or sale decision, to place orders and enter into transactions for the execution of such portfolio transactions in accordance with this Contract.

(b)

Sub-Adviser shall have the authority to (i) enter into, on behalf of the Fund and as its sub-adviser and/or agent in fact with respect to the Fund Account, (A) any agreement, and any supporting documentation, with any futures commission merchant registered with the U.S. Commodity Futures Trading Commission to provide execution and clearing services for exchange-traded commodity futures contracts, options on futures contracts and cleared swaps for the Fund and (B) futures (including security futures) contracts, forward foreign currency exchange contracts, options on securities or instruments (listed and over-the-counter), options on indices (listed and over the- counter), options on foreign currency and other foreign currency transactions, swap transactions (cleared or un-cleared) (including, without limitation, interest rate, credit default, total return, and related types of swap and notional rate agreements), options on swap transactions, forward rate agreements, TBA transactions and other transactions involving the forward purchase or sale of securities or instruments, repurchase and reverse repurchase transactions, buy/sell back transactions and other similar types of investment contracts or transactions, and any agreements, instruments or documentation governing any of the foregoing (including, without limitation, brokerage agreements, execution agreements, ISDA master agreements, master securities forward transactions agreements, master repurchase agreements, master securities lending agreements, security or collateral agreements, control agreements and any other agreements, instruments or documents similar or incidental to the foregoing that currently are, or in the future become, customary or necessary with respect to the documentation of any of the foregoing, and any schedules and annexes to the aforementioned agreements, instruments and documents, and any releases, consents, waivers, amendments, elections or confirmations to any of the aforementioned agreements, instruments and documents (collectively, “Investment Instruments”), (ii) instruct the Custodian on behalf of the Fund to pledge and deliver cash, securities, instruments, commodities or other assets of the Fund held in the Fund Account as collateral security in connection with any Investment Instrument, and (iii) otherwise act on behalf of the Fund with respect to Investment Instruments in the Fund Account in connection with the exercise of any rights or the satisfaction of any obligations and liabilities of the Fund under any Investment Instruments in the Fund Account or other agreement or documentation; provided, however, that the commodity interests held in the Fund Account must at all times be below at least one of the two “de minimis” levels set forth in Commodity Futures Trading Commission Rule 4.5(c)(2)(iii)(A) and (B). All cash and the indicia of ownership of all other investments shall be held by the Fund’s custodian bank.

(c)	In providing portfolio management services to and in exercising any investment discretion for the Fund Account, Sub-Adviser shall be subject to and shall comply, in all material respects, with:

(i)

The Act, the Rules and any other requirement of state or federal laws including the rules, regulations and policy statements approved or issued by the Securities and Exchange Commission (the “SEC”) thereunder and all applicable laws in the jurisdiction where the Sub-Adviser is located or in which the Fund Account invests, as amended from time to time (collectively, “Relevant Law”) (including, without limitation, with respect to (A) any investment by the Fund Account in any registered or unregistered fund, including any special purpose vehicle, which will be subject to the Acts and the Rules and (B) the prohibition under Relevant Law of any investment by the Fund Account in any unregistered fund, including any special purpose vehicle, that is managed by or is otherwise an affiliate of, as such term is defined in Section 2(a)(3) of the Act, the Sub-Adviser or any of its affiliates or any other sub-adviser to the Fund or such other sub-adviser’s affiliates, unless (1) the SEC has granted exemptive relief authorizing such investments by the Fund Account or (2) the special purpose vehicle is at all times a wholly-owned subsidiary of the Fund with no other shareholders of the special purpose vehicle, but for the Fund. RICA agrees that it will provide Sub-Adviser with written notice of all sub-advisers to the Fund and their respective affiliates.

(ii)	The Investment Guidelines (as defined in Section 5) of the Fund Account furnished pursuant to Section 5,

(iii)	This Contract,

(iv)

The investment restrictions, objectives, strategies and policies set forth in the then current prospectus and statement of additional information of the Fund, as amended from time to time (the “Disclosure Documents”)

(v)	The Fund’s policies and procedures that have been provided to the Sub-Adviser, including the Fund’s Rule 18f-4 Derivatives Risk Management Program,

(vi)	The supervision and control of the Board,

(vii)	Such specific instructions as the Board or RICA may adopt and communicate to Sub-Adviser,

(viii)	The Operational Procedures (as defined below), and

(ix)	Any other instructions from RICA communicated in writing to the Sub-Adviser.

For the avoidance of doubt, Sub-Adviser’s obligations in this Contract are with respect to the Fund Account and Sub-Adviser is not responsible for the Fund’s aggregate investments or the Fund’s overall adherence to established standards and applicable law. Sub-Adviser shall promptly notify RICA if it is unable to comply with any of the foregoing.

(d)

Sub-Adviser shall monitor the Fund Account’s compliance with the Investment Guidelines, the Disclosure Documents and the Act at all times and shall report to RICA promptly any transactions or holdings that it knows to be, or reasonably believes to be, in violation of the Investment Guidelines or the Disclosure Documents. Sub-Adviser shall have the sole obligation to correct any violation of the Investment Guidelines or Disclosure Documents and shall reimburse RICA or the Fund Account for any and all losses, costs or damages resulting from such violation if such violation was due to the gross negligence of the Sub-Adviser.

(e)

If for any reason which is beyond the control of the Sub-Adviser, including market movements, contributions to or withdrawals from the Fund Account or a change in the nature of any investment (whether through change in business activity or credit rating), the Fund Account ceases to comply with the Investment Guidelines the Disclosure Documents or the Act, then the Sub-Adviser must promptly remedy the non-compliance.

(f)

Sub-Adviser shall cooperate fully with the Fund’s Chief Compliance Officer (the “CCO”) in executing his/her responsibilities to monitor service providers of the Fund pursuant to Rule 38a-1 under the Act, including, but not limited to, providing copies of the Sub-Adviser’s compliance policies and procedures, and reporting information as reasonably requested by the CCO, RICA or the Board.

(g)	Sub-Adviser shall conduct pre-trade compliance testing with respect to investments in the Fund Account.

(h)

RICA may, at any time, instruct Sub-Adviser in the performance of Sub-Adviser’s functions. Sub-Adviser is not required to act on any instructions which it knows would violate Relevant Law, provided it advises RICA in writing and provides reasonable detail regarding the reason(s) for noncompliance.

(i)	At RICA’s reasonable request, Sub-Adviser will consult with RICA, with respect to any decision made by it with respect to the investments of the Fund Account.

(j)	RICA, in its sole discretion, may authorize a withdrawal from the Fund Account in cash or in assets of the Fund Account. Sub-Adviser must use reasonable endeavors to satisfy such instruction promptly.

(k)

RICA must advise Sub-Adviser of any additional money made available for investment and management pursuant to this Contract, prior to transfer into the Fund Account’s account at the Custodian (as defined in Section 6).

(l)

Sub-Adviser shall not consult with any other sub-advisor to the Fund concerning transactions of the Fund in securities or other assets in the Fund Account managed by Sub-Adviser other than for purposes of complying with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act; provided, for the avoidance of doubt, that the Sub-Adviser will not be responsible for monitoring the Fund’s aggregate compliance with the conditions of paragraphs (a) and (b) of Rule 12d3-1 under the Act.

(m)

Understanding that currently, and so long as the Fund is offered on a daily basis, the Fund is and will be required by law to be valued on a daily basis, Sub-Adviser shall provide timely assistance to RICA and/or Ultimus Fund Solutions, LLC or any successor fund accountant identified in writing by RICA to Sub-Adviser (the “Fund Accountant”) in determining or confirming, consistent with the policies stated in the Fund’s Disclosure Documents, the value of any portfolio securities or other assets in the Fund Account for which RICA or the Fund Accountant seeks assistance from Sub-Adviser or identifies for review by Sub-Adviser. This assistance shall include (but is not limited to):

(i)

designating and providing access to one or more employees of Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be made available by Sub-Adviser for consultation with RICA and/or the Fund Accountant upon reasonable advance notice;

(ii)

assisting RICA and/or the Fund Accountant in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to publicly-traded securities held in the Fund Account (to the extent reasonably practicable);

(iii)

on a monthly basis, confirming pricing and/or providing recommendations for fair valuations of securities or other assets where a market value is not readily available or has otherwise been deemed by Sub-Adviser to be not reliable (e.g., “Level 3” assets within the ASC 820 fair value hierarchy);

(iv)

taking into account the time sensitive nature of the matter, promptly informing RICA of significant developments that in the judgment of Sub-Adviser affect the value of any security or other asset held in the Fund Account with respect to the aforementioned fair valuation recommendations that have been made by the Sub-Adviser; and

(v)

maintaining adequate records and written backup information with respect to the valuation assistance provided hereunder, and providing such information to RICA upon request, with such records being deemed Fund records.

(n)

Sub-Adviser shall provide RICA with a list of each of Sub-Adviser’s affiliates, as such term is defined in Section 2(a)(3) of the Act, and notify RICA of any changes to Sub-Adviser’s affiliates. Notwithstanding anything to the contrary in this Contract, Sub-Adviser agrees that RICA may provide to any other sub-advisers to the Fund a list of Sub-Adviser’s affiliates.

5. Investment Objectives, Policies and Restrictions. RICA shall provide Sub-Adviser with a statement of the investment objectives and policies of the Fund Account and any specific investment restrictions applicable thereto, as amended from time to time (the “Investment Guidelines”), the Disclosure Documents and the applicable Fund policies and procedures. RICA retains the right, on written notice to Sub-Adviser from RICA, to modify the Investment Guidelines in any reasonable manner at any time and Sub-Adviser shall comply with the amended Investment Guidelines in accordance with the timelines mutually agreed for such change.

6. Transaction Procedures.

(a)

All transactions in the assets of the Fund Account will be consummated by payment to or delivery by State Street Bank & Trust Company or any successor custodian identified in writing by RICA to Sub-Adviser (the “Custodian”), or such depositories, or agents, as may be designated by the Custodian, as custodian for the Fund, of all cash, securities and/or instruments due to or from the Fund Account. Sub-Adviser shall not have possession or custody of any assets as defined under Section 206(4)-2 of the Advisers Act of the Fund Account.

(b)

Sub-Adviser shall (i) deliver to the Fund Accountant and the Custodian daily trade and position files (the “Daily Files”) for the Fund Account placed by it pursuant to operational procedures to be mutually agreed to in writing and executed between the parties prior to the Fund’s commencement of operations (the “Operational Procedures”) and shall (ii) reconcile its Fund Account records to the month end statements from the Fund Accountant or Custodian, as applicable, pursuant to the Operational Procedures and resolve any differences with the Fund Accountant or Custodian, as applicable. Sub-Adviser will provide copies of these monthly reconciliations to RICA if requested. Additionally, Sub-Adviser shall establish connectivity with SS&C Technologies, Inc. or any successor agent identified in writing by RICA (the “middle office provider”) and deliver the Daily Files pursuant to the Operational Procedures to enable the middle office provider to maintain RICA’s investment book of record.

(c)

Notwithstanding Section 13 hereof, (i) if a Sub-Adviser’s instructions to the Fund Accountant and Custodian cause an overdraft in the Fund Account, Sub-Adviser shall bear the expense of any resulting Fund Accountant or Custodian overdraft fees; and (ii) if an error or delay in the Daily Files provided by Sub-Adviser to the Fund Accountant or Custodian causes an error in the computation of the Fund’s net asset value that results in a loss to the Fund, Sub-Adviser shall reimburse the Fund for the amount of the Fund’s loss in accordance with the Fund’s NAV Error Correction Procedures.

7.Brokerage. Subject to the provisions of this Section 7 and any restrictions described in Section 4, Sub-Adviser shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by Sub-Adviser, and for the selection of the markets on/in which the transaction will be executed. With respect to the foregoing authority, the Sub-Adviser shall act on behalf of the Fund and as its sub-adviser and/or agent in fact with respect to the Fund Account. References in this Contract to “brokers”, “dealers”, and “broker-dealers” shall be deemed to include any other type of counterparty, unless the context otherwise requires.

(a)

In doing so, the Sub-Adviser’s primary objective shall be to seek to select a broker-dealer that can be expected to obtain the best execution for the Fund. However, this responsibility shall not be deemed to obligate the Sub-Adviser to solicit competitive bids for each transaction; and Sub-Adviser shall have no obligation to seek the lowest available commission cost to the Fund, so long as Sub-Adviser believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best execution on a particular transaction and that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available by the broker to Sub-Adviser viewed in terms of either that particular transaction or of Sub-Adviser’s overall responsibilities with respect to its clients, including the Fund, as to which Sub-Adviser exercises investment discretion, notwithstanding that the Fund may not be the direct or exclusive beneficiary of any such services or that another broker may be willing to charge the Fund a lower commission on the particular transaction.

(b)

RICA may request that the Sub-Adviser execute a certain percentage of listed equity security transactions giving rise to brokerage commissions through those brokers and dealers as notified to Sub-Adviser by RICA, which provide brokerage or research services to RICA or as to which an ongoing relationship will be of value to RICA in its management of the Fund(s), which services and relationship may, but need not, be of direct benefit to the Fund Account, so long as: (i) the Sub-Adviser believes in good faith, based upon its knowledge of the capabilities of the firm selected, that the broker or dealer can be expected to obtain the best execution on a particular transaction; and (ii) RICA determines that the commission cost is reasonable in relation to the total quality and reliability of the brokerage and research services made available to RICA for the benefit of its clients for which it exercises investment discretion, notwithstanding that the Fund Account may not be the direct or exclusive beneficiary the brokerage research services.

(c)

Sub-Adviser agrees that it will not execute any portfolio transactions with a broker or dealer which is an “affiliated person” (as defined in the Act) of the Sub-Adviser or RICA except pursuant to the Fund’s Board approved 17e-1 Policies and Procedures for Affiliated Brokerage Transactions. RICA agrees that it will provide Sub-Adviser with a list of brokers and dealers that are “affiliated persons” of RICA.

(d)

On occasions when the Sub-Adviser deems the purchase or sale of a security, instrument or futures contract to be in the best interest of the Fund as well as other advisory clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities, instruments or futures contracts to be sold or purchased in order to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities, instruments or futures contracts so purchased or sold, or investments alongside affiliates in private placement securities that involve negotiation of certain terms of the private placement securities to be purchased (other than price-related terms), as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients and in compliance with any exemptive order issued by the SEC that permits the Sub-Adviser to make co-investments in the Fund Account (“Co-Investment Order”) and Sub-Adviser’s allocation policies and procedures.

(e)

Sub-Adviser may execute all documents and agreements with brokers and dealers for the purposes of managing the Fund Accounts, including but not limited to the documents and agreements set forth in this Section 7 and Section 4(b), provided that: (i) the Sub-Adviser does not contravene the Investment Guidelines, Disclosure Documents or the Act; (ii) should the Sub-Adviser aggregate transactions of the Fund Account with other client accounts managed by the Sub-Adviser, any liability or amounts due from other client accounts will not be attributable or chargeable to the Fund Account and (iii) Sub-Adviser shall reasonably determine that the terms of any such document or contract are not disadvantageous to the Fund and that the interests of the Fund are adequately protected.

(f)	As used in this Section 7, “brokerage and research services” shall have the meaning defined in Section 28(e)(3) of the Securities Exchange Act of 1934.

8. Responsibilities Regarding Proxy Voting, Corporate Actions and Legal Proceedings.

(a)

Exercise of Voting Rights. Absent specific written instructions to the contrary provided to Sub-Adviser by RICA, the Sub-Adviser shall vote (or abstain from voting if consistent with Relevant Law), either in person or by proxy, all securities and instruments in which the Fund Account may be invested from time to time in accordance with the Sub-Adviser’s Proxy Voting Policy and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Fund to file Form N-PX as required.

(b)

Corporate Actions. Sub-Adviser shall promptly inform RICA of all tender offers, rights offerings and other voluntary corporate action requests affecting securities or instruments in the Fund Account and, absent specific written instructions to the contrary provided to the Sub-Adviser by RICA, respond on behalf of the Fund to all such corporate action requests.

(c)

Legal Proceedings. Sub-Adviser shall consult with Adviser with respect to any bankruptcy, class action or other litigation against or involving any issuer of securities or instruments held in or formerly held in the Fund Account prior to initiating or participating in any such matters on behalf of RICA or the Fund Account.

9. Reports and Records. Sub-Adviser shall:

(a)

Maintain on behalf of the Fund the records listed in Exhibit A hereto (as amended from time to time) and any other records that are required to be maintained under any other applicable federal or state law relating to the services it provides hereunder.

(b)

Provide, upon request, information which is complete and accurate in all material respects to the extent the necessary information is within the reasonable control of Sub-Adviser, as to the making of, and return on, the investments in the Fund Account and as is necessary to enable RICA to assess the Sub-Adviser and otherwise to comply with Relevant Law, including without limitation information as to the Sub-Adviser’s compliance with any Co-Investment Order.

(c)	Keep the Fund Account under review and confer with RICA as RICA may reasonably request regarding the investment and management of the Fund Account.

(d)	Provide RICA with such periodic reports concerning the status of the Fund Account as RICA may from time to time reasonably request.

(e)

With the consent of RICA, or as required by law upon notice to RICA, give any information and assistance and make available any records relating to the Fund Account reasonably required by the auditors of the Fund, or to any other governmental or regulatory authority or as required by law or any court of competent jurisdiction.

(f)

Promptly provide to RICA any other information required by the Fund to fulfill the Fund’s obligation under its Declaration of Trust or any Relevant Law and complete returns to regulatory authorities, including taxation authorities, and, if requested by RICA, promptly provide the information required by RICA and/or the Fund to fulfill its obligations.

(g)	Provide access to, and a copy of, the accounts and other records relating to the Fund Account as reasonably requested by RICA to any person duly authorized by RICA.

(h)

Use reasonable efforts to complete and deliver within ten (10) business days but in all cases within fifteen (15) business days of each calendar quarter end, a compliance questionnaire to RICA certifying that no material breaches of the Sub-Adviser’s policies or procedures and the Fund’s applicable policies or procedures have occurred in relation to the Fund Account.

10.Fees for Services. The compensation of Sub-Adviser for its services under this Contract shall be paid by RICA, acting as a fiduciary for the Fund, in accordance with the attached Exhibit B, as agreed between the parties from time to time. To the extent that the Fund, as principal, has discharged or been relieved of its duty to pay over to RICA, by reason of its payment to RICA, in its capacity as a fiduciary for the Fund, any or all amounts payable to the Sub-Adviser, the Sub-Adviser agrees to look solely to RICA for payment of amounts payable to Sub-Adviser hereunder. Sub-Adviser shall disclose to RICA any monetary benefit, fee or commission received by it or any affiliate in relation to the investment of the Fund Account.

11.Other Investment Activities of Sub-Adviser. RICA acknowledges that Sub-Adviser, or one or more of its affiliates, may have investment responsibilities or render investment advice to, or perform other investment advisory services for, other individuals or entities (“Affiliated Accounts”). RICA agrees that Sub-Adviser or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from advice given or the timing or nature of action taken with respect to the Fund Account, provided that Sub-Adviser acts in good faith and in compliance with any applicable Co-Investment Order and in accordance with Sub-Adviser’s allocation policy. RICA acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which may involve the Fund Account or otherwise. Sub-Adviser shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and RICA shall have no first refusal, coinvestment or other rights in respect of any such investment, either for the Fund Account or otherwise.

12.Certificate of Authority. From time to time, each party shall provide to the other and/or to a third party as directed by the other party a certified list of officers and employees who are authorized to act on its behalf (the “Authorized Persons”). Each party may rely on any instruction that it reasonably believes to have been given by an Authorized Person. Exhibit C sets forth those persons who are authorized to: (a) execute this Contract and any amendments to the Contract; and (b) amend the Investment Guidelines. Each party may amend its list of Authorized Persons upon written notice to the other party.

13. Limitation of Liability; Indemnification.

(a)

The Sub-Adviser’s duties with respect to the Fund shall be confined to those expressly set forth in this Contract. Sub-Adviser shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Contract, or in accordance with (or in the absence of) specific directions or instructions from RICA; provided, however, that such acts or omissions shall not have resulted from Sub-Adviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duty or of its obligations hereunder. Notwithstanding the foregoing, federal and state securities laws impose liability under certain circumstances on persons who act in good faith, and therefore nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund and/or RICA may have under federal or state securities laws of the United States of America or under any other applicable law.

(b)

Sub-Adviser shall be liable for losses suffered by the Fund, RICA or the Fund as a result of RICA acting on instructions from the Sub-Adviser or one of its affiliates provided, however, that such losses have not resulted from RICA’s willful misconduct, bad faith or gross negligence.

(c)

Sub-Adviser agrees to indemnify RICA, its affiliates, and the Fund (the “RICA Indemnified Persons”) against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which any of them may incur or suffer as a result of or in connection with Sub-Adviser’s (or its employees’ or agents’) willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the RICA Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of RICA’s or the Fund’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law by RICA or the Fund.

(d)

RICA agrees to indemnify the Sub-Adviser and its affiliates (the “Sub-Adviser Indemnified Persons”) against any and all liability, loss, claim, damages, court costs or expenses (including reasonable attorneys’ fees) which the Sub-Adviser or its affiliates may incur or suffer as a result of or in connection with RICA’s (or its employees’ or agents’) willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder; provided, however, that the Sub-Adviser Indemnified Persons shall not be indemnified for any liability or expenses sustained as a result of the Sub-Adviser’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder, or violation of applicable law by the Sub-Adviser.

14. Confidentiality. Each party expressly undertakes to protect and to preserve the confidentiality of all information and know-how made available under or in connection with this Contract, or the parties’ activities hereunder that is either designated as being confidential, or which, by the nature of the circumstances surrounding the disclosure, ought in good faith be treated as proprietary or confidential (the “Confidential Information”). The Sub-Adviser understands that the holdings, performance or any other information regarding the Fund Account managed by the Sub-Adviser is the property of the Fund and may be used by the Fund or by RICA as its agent in their discretion, including with respect to RICA’s investment advisory services to the Fund. Each party shall take reasonable security precautions, at least as great as the precautions it takes to protect its own confidential information but in any event using a reasonable standard of care, to keep confidential the Confidential Information. Neither party shall disclose Confidential Information except: (a) to its employees, consultants, legal advisors or auditors having a need to know such Confidential Information; (b) in accordance with a judicial or other governmental order or when such disclosure is required by law, provided that prior to such disclosure the receiving party shall provide the disclosing party with at least 15 days prior written notice (or, if 15 days prior written notice is not possible given the terms of the order, with prompt verbal notice followed by next day written notice), shall seek, or permit the disclosing party to seek, a protective order or equivalent to the extent one does not already apply, and shall comply with the terms of any such protective order or equivalent; or (c) in accordance with a regulatory audit or inquiry, without prior notice to the disclosing party, provided that the receiving party shall obtain a confidentiality undertaking from the regulatory agency where possible; provided further that with respect to (b) and (c), the receiving party shall only disclose such Confidential Information as is minimally required to respond to the order or inquiry, based upon the advice of counsel.

Neither party will make use of any Confidential Information except as expressly authorized in this Contract or as agreed to in writing between the parties. However, the receiving party shall have no obligation to maintain the confidentiality of information that: (a) it received rightfully from another party prior to its receipt from the disclosing party; (b) the disclosing party discloses generally without any obligation of confidentiality; (c) is or subsequently becomes publicly available without the receiving party’s breach of any obligation owed to the disclosing party; or (d) is independently developed by the receiving party without reliance upon or use of any Confidential Information. Each party’s obligations under this clause shall survive for a period of three (3) years following the expiration or termination of this Contract.

Notwithstanding anything herein to the contrary, each party to this Contract may disclose any information with respect to the United States federal income tax treatment and tax structure (and any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction) of the transactions contemplated hereby.

15. Assignment. No assignment, as that term is defined in Section 2(a)(4) of the Act, of this Contract shall be made by Sub-Adviser, and this Contract shall terminate automatically in the event that it is assigned.

Sub-Adviser shall notify RICA in writing of: (1) any proposed change in ownership of Sub-Adviser that may be considered to be a change of control (as defined in Section 2(a)(9) of the Act) of Sub-Adviser; and (2) whether or not an assignment as defined in Section 2(a)(4) of the Act will result. If Sub-Adviser determines that a proposed ownership change described in (1) above does not constitute a change of control as defined in Section 2(a)(9) of the Act, Sub-Adviser shall provide RICA, at Sub-Adviser’s expense, an independent legal opinion stating that no change of control as defined in Section 2(a)(9) will occur as a result of the ownership change (the “Legal Opinion”). If Sub-Adviser would not otherwise obtain a Legal Opinion, RICA may, in its sole discretion, determine that Sub-Adviser may provide an independent legal memorandum in lieu of the Legal Opinion.

The written notice required by the preceding paragraph shall be provided at least 180 days in advance of the ownership change to enable RICA to review the Legal Opinion or legal memorandum and, if required, take the steps necessary to consider a new Contract with Sub-Adviser, including seeking the approval of the Board at a regularly scheduled quarterly in-person meeting, seek approval of Fund shareholders (including preparation of a proxy statement), and create, file and deliver a supplement to its Disclosure Documents.

Sub-Adviser agrees to: (a) bear the reasonable expenses of supplementing the Disclosure Documents and any marketing or other materials and of notifying Fund shareholders and regulators of any such assignment by Sub-Adviser or change in control of Sub-Adviser as RICA reasonably deems necessary; (b) bear the reasonable expenses, including meeting fees and travel costs, of a special meeting of the Board if a special meeting of the Board is required to be called to approve any such assignment by Sub-Adviser or change in control of Sub-Adviser as a result of Sub-Adviser not providing sufficient notice for the consideration by the Board of a new Contract at a regularly scheduled quarterly in-person meeting; (c) bear the reasonable expenses of a Fund shareholder meeting and proxy solicitation including preparation, filing and mailing of proxy statement and third party service provider fees for such assignment by Sub-Adviser or change in control of Sub-Adviser as RICA reasonably deems necessary and (d) bear the reasonable legal expenses associated with the foregoing, including expenses of Fund counsel and counsel to the independent trustees of the Board.

16. Representations, Warranties and Agreements of RICA. RICA represents, warrants and agrees that:

(a)	RICA is registered as an investment adviser under the Investment Advisers Act of 1940 (“Advisers Act”);

(b)

RICA shall provide the Sub-Adviser with all information reasonably requested by the Sub-Adviser in order for Sub-Adviser to comply with the provisions of this Contract, the Act, the Advisers Act and the regulations promulgated thereunder with respect to the Sub-Adviser’s services under this Contract;

(c)	Sub-Adviser has been duly appointed by the Fund Board to provide investment services to the Fund Account as contemplated hereby.

(d)

RICA will deliver to Sub-Adviser a true and complete copy of the Fund’s current Disclosure Documents and applicable policies and procedures as effective from time to time, such other documents or instruments governing the investments of the Fund Account, and such other information as is necessary for Sub-Adviser to carry out its obligations under this Contract.

(e)

The organization of the Fund and the conduct of the business of the Fund and the Fund Account as contemplated by this Contract, complies, and shall at all times comply, with the requirements imposed upon the Fund by Relevant Law.

(f)

It has policies and procedures reasonably designed to detect, prevent and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify Sub-Adviser of any cybersecurity breach which may affect Sub-Adviser.

(g)	In providing portfolio management services to and in exercising any investment discretion for the Fund, it has and will continue to comply in all material respects with Relevant Law.

(h)

It has filed or will file prior to the effective date of this Contract a notice of eligibility, and will maintain such eligibility, for exclusion from the definition of “commodity pool operator” with respect to the Fund under Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 or pursuant to CFTC no-action relief.

(i)	RICA has received Part 2 of Sub-Adviser’s Form ADV on or before its execution of this Contract.

(j)

RICA shall notify the Sub-Adviser promptly if RICA or the Fund is in breach of any of the representations, warranties or agreements set out in this Contract. RICA will promptly notify the Sub-Adviser of the occurrence of any event that would disqualify RICA from serving as investment adviser to the Fund.

17. Representations, Warranties and Agreements of Sub-Adviser. Sub-Adviser represents, warrants and agrees that:

(a)	Sub-Adviser is registered as an “investment adviser” under the Advisers Act.

(b)

The Sub-Adviser has furnished RICA with true, accurate and complete copies of the following: (i) the Sub-Adviser’s Form ADV, as of the date of this Contract; (ii) separate lists of persons who the Sub-Adviser wishes to have authorization to give written and oral instructions to the Custodian; and (iii) the Sub-Adviser’s code of ethics, proxy voting policy, valuation policy and procedures, compliance policies and procedures pursuant to Rule 206(4)-7 under the Advisers Act, and other applicable compliance policies and procedures of the Sub-Adviser, if any, as in effect on the date of this Contract.

(c)	The Sub-Adviser shall in a timely fashion furnish RICA from time to time with copies of all amendments or supplements to the foregoing documents.

(d)

Sub-Adviser will maintain, keep current and preserve on behalf of the Fund, in the manner required or permitted by the Act, the records identified in Exhibit A. Sub-Adviser agrees that such records (other than those required by No. 4 of Exhibit A) are the property of the Fund and will be surrendered to the Fund promptly upon request. Sub-Adviser may retain copies of such records, subject to the continued applicability of the confidentiality provisions set forth in Section 14 of this Contract for as long as Sub-Adviser retains such copies.

(e)

Sub-Adviser has adopted, maintains and enforces a written code of ethics complying with the requirements of Rule 17j-1 under the Act, will provide to RICA a copy of the code of ethics and evidence of its adoption, and will make such reports to RICA as required by Rule 17j-1 under the Act.

(f)

In accordance with Rule 206(4)-7 under the Advisers Act, Sub-Adviser has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Sub-Adviser and its supervised persons (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act and to the extent that Sub-Adviser’s activities or services could reasonably be expected to materially affect the Fund Account, Sub-Adviser has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the “federal securities laws” (as such term is defined in Rule 38a-1) by the Fund Account. Sub-Adviser will promptly notify RICA upon detection of any material violations of Sub-Adviser’s compliance policies and procedures that relate to its activities or duties hereunder

(g)	If Sub-Adviser is a partnership, Sub-Adviser will notify RICA of any changes in the membership of its partnership within a reasonable time after such change.

(h)	It is not currently the subject of, and has not been the subject of during the last three (3) years, any enforcement action by a regulator.

(i)	It maintains insurance coverage in an appropriate amount and shall upon request provide to RICA any information it may reasonably require concerning the amount of or scope of such insurance.

(j)

It has policies and procedures reasonably designed to detect, prevent and respond to cyberattacks, including providing training to its employees with respect to cybersecurity and monitoring compliance with its cybersecurity policies and procedures, and it will promptly notify RICA of any cybersecurity breach which may affect the Fund or Sub-Adviser’s duties under this Contract.

(k)

It has a reasonably prudent disaster recovery plan, business continuity plan or similar plan and, in the case of a force majeure event, will use commercially reasonable endeavors to mitigate the effect of any such event, carry out its obligations under this Contract and resume the performance of its obligations as soon as reasonably possible.

(l)

The Sub-Adviser shall notify RICA promptly if the Sub-Adviser is in breach of any of the representations, warranties or agreements set out in this Contract. The Sub-Adviser will promptly notify RICA of the occurrence of any event that would disqualify the Sub-Adviser from serving as a sub-adviser to the Fund.

18. Marketing Materials, Trademarks and other Intellectual Property.

(a)

RICA, and/or its affiliates (collectively “Russell Investment Group”), may use certain identifying information including, but not limited to, trade names, trademarks, service marks, photographs, biographical information and general firm background information accurately derived from information provided by the Sub-Adviser (the “Proprietary Materials”) of the Sub-Adviser, in Sales Materials, as defined below, only for the purpose of identifying the Sub-Adviser’s relationship and activities with respect to the Fund. Sub-Adviser shall provide such Proprietary Materials upon Russell Investment Group’s request. Sales Materials include, but are not limited to, advertisements (such as material published, or designed, for use in a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, electronic media, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, reprints, press releases or excerpts of any other advertisement, sale literature, or published article), and educational or training materials. RICA agrees to provide samples of any material that uses the Proprietary Materials (other than materials that merely identify the Sub-Adviser as a sub-adviser to the Fund) prior to their public use and to abide by guidance provided by the Sub-Adviser and its affiliates regarding proper use of the Proprietary Materials. Any other use of the Proprietary Materials (other than materials that merely identify the Sub-Adviser as a sub-adviser to the Fund) must be expressly pre-approved in writing by the Sub-Adviser which approval shall not be unreasonably withheld. Upon termination of this Agreement, RICA and the Fund shall cease to use the Proprietary Materials except to the limited extent necessary to comply with laws, governmental regulations, or a court order. RICA and the Fund shall cease use of the Sub-Adviser’s name immediately if Sub-Adviser ceases to be the sub-adviser to the Fund. If RICA or the Fund makes any unauthorized use of the Proprietary Materials, the parties acknowledge that the Sub-Adviser and its affiliates will suffer irreparable harm for which monetary damages may be inadequate, and the Sub-Adviser and its affiliates shall thus be entitled to injunctive relief, as well as any other remedy available under law. Sub-Adviser hereby warrants that it has the necessary rights to and does hereby grant to the Russell Investment Group, a non-exclusive, limited license to use the Proprietary Materials in the manner set forth herein. Sub-Adviser hereby represents that it has the necessary authorization and has secured any appropriate releases from each individual portfolio manager within its firm who acts as a portfolio manager to Russell Investment Group products to grant the Russell Investment Group permission to use such manager’s biographical information as provided herein. Sub-Adviser hereby warrants that to the best of its knowledge the Proprietary Materials and Russell Investment Group’s use thereof pursuant to this Section 18 do not infringe the intellectual property rights of any third party and Sub-Adviser hereby indemnifies the Russell Investment Group against any costs, expenses, losses or damages suffered by or payable by the Russell Investment Group arising out of the breach of this warranty. Sub-Adviser’s grant under this Contract shall extend to Sales Materials distributed by financial intermediaries who have been approved by the Russell Investment Group to distribute Russell Investment Group products.

(b)

The Russell Investment Group shall not, by virtue of this Contract, acquire any right, title or interest in or to any of the Proprietary Materials or any associated goodwill of the Sub-Adviser or its affiliates. The Russell Investment Group shall not take any unauthorized action that could infringe, interfere with or diminish the rights, title or interest in the Proprietary Materials or any associated goodwill of the Sub-Adviser or its affiliates (including but not limited to the use of confusingly similar names or marks in connection with the advertisement, marketing or sale of a good or service). The Russell Investment Group shall use appropriate symbols and footnotes to protect the status of such Proprietary Materials in accordance with the Sub-Adviser’s reasonable policies adopted from time to time and provided to Russell Investment Group. Sub-Adviser shall not look to the Fund for satisfaction of RICA’s obligations under this Section 18.

(c)

Sub-Adviser and its affiliates may issue Sales Materials that solely identify Sub-Adviser as a sub-adviser of the Fund but shall not issue any Sales Materials that provide any other information or make any other representations concerning the Fund (such as a description of the Fund and/or its investment strategies, a description of the Sub-Adviser’s investment strategy with respect to the

Fund Account, or the assets under management of the Fund Account) without the prior written consent of Russell Investment Group. If Sub-Adviser violates this Section 18(c), the parties acknowledge that RICA and its affiliates and the Fund will suffer irreparable harm for which monetary damages may be inadequate, and RICA and its affiliates and the Fund shall thus be entitled to injunctive relief, as well as any other remedy available under law.

19. Amendment. This Contract may be amended at any time, but only by written agreement between Sub-Adviser and RICA, which amendment, other than amendments to Exhibit A, must be approved by the Board and Fund shareholders in the manner required under the Act. The Investment Guidelines may be amended by specific written instruction from an Authorized Person of RICA to the Sub-Adviser.

20. Effective Date; Term. This Contract shall become effective on the date the Fund is first offered for sale and shall continue in effect until the termination date set forth on the cover page of this Contract. Thereafter, the Contract shall continue in effect for successive annual periods only so long as its continuance has been specifically approved at least annually by the Board in the manner required under the Act.

21. Termination.

(a)	This Contract may be terminated without the payment of any penalty:

(i)	At any time by RICA or the Fund upon written notice to the Sub-Adviser; and

(ii)	By Sub-Adviser upon ninety (90) days written notice to RICA.

(b) Termination of this Contract does not affect any:

(i)	Transactions properly entered into prior to termination;

(ii)	Claims by Sub-Adviser in respect of accrued management fees and expenses incurred in respect of the period prior to termination; or

(iii)	Other claims which either party may have against the other.

(c)

The provisions of Sections 3(b), 3(c), 13, 14, 18 and 21 to 29 shall survive the termination of this Contract. Sub-Adviser agrees that upon termination of this Contract, Sub-Adviser shall identify in good faith liquidity solutions for the Fund and shall present divestment opportunities with respect to the investments in the Fund Account to the Fund in accordance with the allocation policies and procedures of the Sub-Advisor or its affiliates, as amended from time to time.

(d)	Promptly after any written notice of any termination of this Contract, Sub-Adviser shall:

(i)	Notify RICA, Ultimus and the Custodian of any transactions that remain unsettled as of the termination date;

(ii)	Notify RICA, Ultimus and the Custodian of any fees, charges and expenses due Sub-Adviser through the termination date;

(iii)	Deliver to RICA (or as RICA directs) copies of all records which may be reasonably required by RICA in respect of the Fund Account; and

(iv)	Provide to RICA (or as RICA directs) a report on the Fund Account as of the termination date, including all transactions in the Fund Account since the last report.

22. Applicable Law. To the extent that state law shall not have been preempted by the provisions of any laws of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Contract shall be administered, construed, and enforced according to the laws of the State of Washington excluding the laws relating to conflicts of laws.

23. No Waiver. No failure to exercise and no delay in exercising any right, power or remedy under this Contract will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.

24. Entire Agreement. This Contract contains the entire agreement between the parties with respect to its subject matter. It supersedes all earlier conduct by the parties or prior agreement between the parties with respect to its subject matter.

25. Severance. Any provision of this Contract that is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Contract nor affect the validity or enforceability of that provision in any other jurisdiction.

26. Third-Party Beneficiaries. The only parties to this Contract are RICA and the Sub-Adviser, and RICA and the Fund are the only beneficiaries of the Sub-Adviser’s services hereunder. The parties do not intend for this Contract to benefit any other person including, without limitation, a record owner or beneficial owner of the shares of the Fund.

27. Counterparts. This Contract may be executed in any number of counterparts. All counterparts taken together will be deemed to constitute one document. This Contract may be executed and delivered by electronic signatures and the electronic signatures appearing on this Contract are the same as handwritten signatures for the purposes of validity, enforceability and admissibility

28. Notices.

(a)	The Sub-Adviser shall:

(i)	Notify RICA promptly of any instruction given to it pursuant to the terms of this Contract (including the Investment Guidelines) or of any Relevant Law which has not been complied with;

(ii)	Notify RICA promptly of any event having a significant adverse effect on the financial position of the Fund Account, with such particulars as RICA may reasonably require; and

(iii)	Notify RICA promptly if Sub-Adviser is, or if Sub-Adviser is of the opinion that it may soon be, in breach of any of the representations, warranties or agreements set out in this Contract.

(b)

Any notice given under this Contract shall be in writing and shall be sent to the address or email address as set out in Exhibit D or to any other address or email address that either party may specify in writing to the other. A notice shall be deemed to have been delivered:

(i)	In the case of delivery in person or by post or by reputable courier service, when delivered, received or left at the party’s address; and

(ii)	In the case of delivery by email, when sent.

If delivery or receipt occurs on a day which is not a business day or is later than 4:00 p.m. (local time), it shall be taken to have been duly given at the commencement of the next business day.

29. Declaration of Trust Limitation of Liability. The Declaration of Trust dated July 17, 2024, as amended from time to time, establishing the Fund, which is hereby referred to and a copy of which is on file with the Secretary of The State of Delaware, provides that no shareholder, Trustee or officer of the Fund shall be subject in such respective capacities to any personal liability with respect to the Fund, and liabilities with respect to the affairs of the Fund shall bind only the trust property of the Fund. It is expressly acknowledged and agreed that the obligations of RICA hereunder shall not be binding upon any of the Fund’s shareholders, Trustees, officers, employees or agents of the Fund, personally, but shall bind only the trust property of the Fund, as provided in the Declaration of Trust. The execution and delivery of this Contract has been authorized by the Trustees of the Fund and signed by an officer of RICA, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Fund as provided in the Declaration of Trust

30. Representative Clientele List. RICA consents to Sub-Adviser’s use of the Fund’s name in its representative client list that is distributed to potential clients so long as this Contract is in effect; provided, however, that the Sub-Adviser shall not use the Fund’s name in any representative client list prior to the SEC declaring the Fund’s registration statement effective.

[Signature page follows]

This Discretionary Sub-Advisory Contract is effective on the date the Fund is first offered for sale.

Partners Group (USA) Inc.	Russell Investments Credit Adviser, LLC, as a fiduciary for the Fund

BY:	BY:
NAME:	NAME:
TITLE:	TITLE:
DATE:	DATE:

EXHIBITS:	A.	Records to be Maintained by Sub-Adviser
	B.	Fees for Sub-Advisory Services
	C.	Authorized Persons
	D.	Notice Information
	E.	Form of Valuation Services Agreement
	F.	Form of Liquidation Agreement

EXHIBIT A

RECORDS TO BE MAINTAINED BY SUB-ADVISER

*1.

A record of each brokerage order, and all other portfolio purchases and sales, given by Sub-Adviser or on behalf of the Fund for, or in connection with, the purchase or sale of securities or instruments, whether executed or unexecuted. Such records shall include:

A.	The name of the broker,

B.	The terms and conditions of the order, and of any modification or cancellation thereof,

C.	The time of entry or cancellation,

D.	The price at which executed,

E.	The time of receipt of report of execution, and

F.	The name of the person who placed the order on behalf of the Fund (1940 Act Rule, 31a-1(b)(5) and (6)).

*2.

A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities or instruments to brokers or dealers, and the division of brokerage commissions or other compensation on such purchase and sale orders. The record:

A.	Shall include the consideration given to:

(i)	The sale of shares of the Fund.
(ii)	The supplying of services or benefits by brokers or dealers to:

(a)	The Fund,

(b)	The Investment Management Company,

(c)	Yourself (i.e., the Sub-Adviser), and

(d)	Any person other than the foregoing.

(iii)	Any other considerations other than the technical qualifications of the brokers and dealers as such.

B.	Shall show the nature of the services or benefits made available.

C.

Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

D.	The identities of the persons responsible for making the determination of such allocation and such division of brokerage commissions or other compensation (1940 Act, Rule 31a-1(b)(9)).

*3.

A record in the form of an appropriate memorandum identifying the person or persons, committees, or groups authorizing the purchase or sale of portfolio securities or instruments. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record any memorandum, recommendation, or instruction supporting or authorizing the purchase or sale of portfolio securities or instruments (1940 Act, Rule 31a-1(b)(10)) and such other information as is appropriate to support the authorization.**

4.

Such accounts, books and other documents as are required to be maintained by registered investment advisers by rule adopted under Section 204 of the Investment Advisers Act of 1940, to the extent such records are necessary or appropriate to record Sub-Adviser’s transactions on behalf of the Fund (1940 Act, Rule 31a-1(f)).

*	Maintained as property of the Fund pursuant to 1940 Act Rule 31a-3(a).
**

Such information might include: the current Form 10-K, annual and quarterly reports, press releases, reports by analysts and from brokerage firms (including their recommendations, i.e., buy, sell, hold), and any internal reports or portfolio manager reviews.

EXHIBIT B

FEES FOR SUB-ADVISORY SERVICES

PARTNERS GROUP (USA) INC.

IN RESPECT OF RUSSELL INVESTMENTS STRATEGIC CREDIT FUND

For investment management services provided to the Fund Account under this Contract, RICA, as a fiduciary for the Fund, shall pay Sub-Adviser a fee determined by multiplying the Compensated Assets (as defined below) by the fee rate specified below. All fees shall be calculated and paid quarterly in arrears. Fees for partial periods shall be prorated for the portion of the period for which services were rendered.

80 b.p.

(expressed as annualized rate)

RICA, as a fiduciary for the Fund, shall not pay Sub-Adviser any fee on Excess Capacity Allocations (as defined below).

For purposes of this Exhibit:

“Compensated Assets” for any quarter shall mean the average value of the assets in the Fund Account excluding the average value of the assets representing Excess Capacity Allocations, with such values as reported by the Fund’s fund accountant on the last business day of each month ended in the calendar quarter and the last business day of the month ended immediately prior to the calendar quarter. For the avoidance of doubt, Compensated Assets includes assets in the Fund Account that may be attributable to money borrowed under a credit facility.

“Excess Capacity Allocations” for purposes of this Exhibit B shall mean investment opportunities where there is excess capacity allocation which is offered to the Fund as a co-investment opportunity by the Sub-Advisor or its affiliates in accordance with the allocation policies of the Sub-Advisor and its affiliates, as amended from time to time.

Invoices will be calculated and submitted in USD.

Sub-Adviser shall send the value of the assets that are Excess Capacity Allocations in the Fund Account as of the end of each calendar quarter to:

GlobalMoneyManagerFeeTeam@russellinvestments.com.

Discretionary Sub-Advisory Contract

Effective Date: The date the Fund is first offered for sale

Invoice Instructions

Send fee invoices to:

russellinvestments_invoicecapture@concursolutions.com

Billing related inquiries may be addressed to:

GlobalMoneyManagerFeeTeam@russellinvestments.com

EXHIBIT C

AUTHORIZED PERSONS

Authorized Persons of RICA:

(a)	Execution and Termination of Discretionary Sub-Advisory Contract and Amendments:

Jon Eggins, Managing Director, Co-Head of Portfolio Management

Josh Houchin, Head of Portfolio Implementation, North America

Brent Romey, Senior Director, Head of Client Onboarding Operations

(b)	Amending Investment Guidelines to Discretionary Sub-Advisory Contract:

Persons listed above in section (a), and

Joanne Ball, Manager, Investment Operations

Conor Ganley, Senior Analyst, Investment Operations

Lucy Davis, Junior Analyst, Investment Operations

Authorized Persons of Sub-Adviser:

(a)	Execution and Termination of Discretionary Sub-Advisory Contract and Amendments and Acknowledgement of Termination:

Brian Igoe, Authorized Signatory, Partners Group (USA) Inc.

Helen Flood, Authorized Signatory, Partners Group (USA) Inc.

Joel Larkins, Authorized Signatory, Partners Group (USA) Inc.

Lisa Lyle, Authorized Signatory, Partners Group (USA) Inc.

Charles Dallara, Authorized Signatory, Partners Group (USA) Inc.

Anne Lester, Authorized Signatory, Partners Group (USA) Inc.

Joel Schwartz, Authorized Signatory, Partners Group (USA) Inc.

(b)	Acknowledgement of Receipt of Amended Investment Guidelines to Discretionary Sub-Advisory Contract:

Lori Pomerantz, Managing Director, Private Credit, Americas

EXHIBIT D

NOTICE INFORMATION

1.	RICA

	Attention:	General Counsel

	Address:	401 Union Street
Seattle, WA 98101

	Email:	legalnotices@russellinvestments.com

2.	Sub-Adviser

	Attention:	Partners Group (USA) Inc.

	Address:	1114 Avenue of the Americas, 37th floor
New York, NY 10036

	Email:	Caitlin.Ravera@partnersgroup.com